Exhibit 10.10
SunCoast Holdings, Inc..
2006 Stock Option Plan
AWARD AGREEMENT
     This option award agreement (the “Award Agreement”), effective as of                , 200   (the “Award Date”), is entered into by and between SunCoast Holdings, Inc., a Delaware corporation (the “Company”) and                , an employee of the Company (the “Grantee”).
     WHEREAS, the Company desires to reward Grantee for his/her service to the Company and to encourage him/her to continue to work for the benefit of the Company in a manner that will benefit all Company shareholders.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the Company agrees to deliver to Grantee options to purchase the stock of the Company under the SunCoast Holdings, Inc. 2006 Stock Option Plan (the “Plan”) on the terms and conditions set forth herein.
     1. Grant. The Company hereby grants to Grantee a total of [          ] options to purchase shares of Series A common stock (the “Options”).
     2. Vesting. The Options granted hereunder will vest in accordance with the following schedule:

Date	Number of Shares Exercisable

     3. Exercise Price. The exercise price for the Options shall be $      per share.
     4. Restrictions. None of the Options may be sold, transferred, pledged, hypothecated or otherwise encumbered or disposed of until they have vested in accordance with terms of this Award Agreement. Any Options that are not vested shall be forfeited to the Company in accordance with the Plan.
     5. Rights as Stockholder. The Grantee shall have no rights as a stockholder with respect to any Options until such options are exercised and a stock certificate for the shares is issued in Grantee’s name. Once any such stock certificate is issued in Grantee’s name, the Grantee shall be entitled to all rights associated with ownership of the such shares.
     6. Construction. This Award Agreement is subject to the terms of the Plan and shall be construed in accordance therewith. All capitalized and undefined terms herein are subject to the definitions contained in the Plan. The construction and operation of this Award Agreement are governed by the laws of the State of Delaware without regard to any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
     7. Amendment. This Award Agreement may be amended at any time by written agreement between the Company and Grantee. Any such amendment shall be made pursuant to a resolution of the Compensation Committee of the Company’s Board of Directors.
     8. Severability. In the event that any provision or portion of this Award Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Award Agreement shall be unaffected thereby and shall remain in full force and effect.
     9. Dispute Resolution. The parties initially shall attempt to resolve by direct negotiation any dispute, controversy or claim arising out of or relating to this Award Agreement or its breach or interpretation (each, a “Dispute”). For purposes of this negotiation, the Company shall be represented by one or more of its independent directors appointed by the Board of Directors. If the parties are unable to resolve the Dispute by direct negotiation within 30 days after written notice by one party to the other of the Dispute, the Dispute shall be settled by submission by either party of the Dispute to binding arbitration in Ft. Lauderdale, Florida (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. Each party shall pay: the fees of his or its attorneys; the expenses of his or its witnesses; and all other expenses connected with presenting his or its case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration hearing, administrative fees, the fees of the arbitrator, and all other fees and costs shall be borne equally by the parties.
     10. No Retention Rights. Nothing herein contained shall confer on the Grantee any right with respect to continuation of employment by the Company or its Subsidiaries or Affiliates, or interfere with the right of the Company or its Subsidiaries or Affiliates to terminate at any time the employment of the Grantee.

     11. Counterparts. This Award Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     12. Entire Agreement. This Award Agreement supersedes and cancels all prior written or oral agreements and understandings relating to the terms of this Agreement.

GRANTEE	SUNCOAST HOLDINGS, INC.

By:

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